EXHIBIT 5.3

Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
DX Box Number 10 CDE

To:                          Credit Suisse Group (Guernsey) I Limited
Helvetia Court
South Esplanade
St. Peter Port
Guernsey GYI 3WF
Channel Islands

Credit Suisse Group (Guernsey) III Limited
Helvetia Court
South Esplanade
St. Peter Port
Guernsey GYI 3WF
Channel Islands

and

Credit Suisse Group AG
Paradeplatz 8
CH-8070 Zurich
Switzerland

23 March 2012

Our Ref	CJXW/JAF-199042

Dear Sirs

Credit Suisse Group AG, Credit Suisse AG, Credit Suisse Group (Guernsey) I Limited, Credit Suisse Group (Guernsey) III Limited and Credit Suisse (USA), Inc. shelf registration statement filed with the United States Securities and Exchange Commission (“SEC”) on 23 March 2012 (the “Shelf”)

1                                      We have acted as English legal advisers to Credit Suisse Group (Guernsey) I Limited (“Issuer I”), Credit Suisse Group (Guernsey) III Limited (“Issuer III”) and Credit Suisse Group AG (the “Guarantor”) in connection with the filing on 23 March 2012 of the Shelf and have taken instructions solely from Issuer I, Issuer III and the Guarantor.

2                                      This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by, and construed in accordance with, English law. In particular, we express no opinion herein with regard to any system of law (including, for the avoidance of doubt, the laws of the Island of Guernsey, the laws of Switzerland, the federal laws of the United States of America and the laws of the State of New York) other than the laws of England as currently applied by the English courts.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

3                                      For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4                                      We have assumed that:

4.1                            all relevant documents are within the capacity and powers of, and (other than the Convertible Securities) have been validly authorised by, each party;

4.2                            each issue of Issuer I Convertible Securities will be validly authorised by Issuer I and the Guarantor and each issue of Issuer III Convertible Securities will be validly authorised by Issuer III and the Guarantor;

4.3                            all relevant documents have been or (in the case of the Convertible Securities) will be validly executed and delivered by the relevant party; and

4.4                            the Additional Terms will be clear and unambiguous and will contain all provisions necessary to render the terms and conditions of the Issuer I Convertible Securities or Issuer III Convertible Securities (as the case may be) to which they relate unambiguous and there will be no provision in the Additional Terms which, either when taken by themselves or in the context of an issue of Issuer I Convertible Securities or Issuer III Convertible Securities (as the case may be), will be contrary to any law or public policy of England or which for any other reason would not be enforceable or upheld by the Courts of England.

5                                      References in this opinion to:

5.1                            the “Issuer I Convertible Securities” are to the convertible securities which may be issued under the Shelf by Issuer I;

5.2                            the “Issuer III Convertible Securities” are to the convertible securities which may be issued under the Shelf by Issuer III;

5.3                            the “Convertible Securities” are to the Issuer I Convertible Securities and the Issuer III Convertible Securities; and

5.4                            “Additional Terms” are to the terms and conditions of any Convertible Securities which supplement and/or replace those set out in Indenture I (as defined in the Schedule to this opinion) (as amended) or Indenture III (as defined in the Schedule to this opinion) (as amended).

6                                      Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above and subject to the qualifications in paragraph 8 below and to any matters not disclosed to us, we are of the opinion that:

6.1                            Indenture I constitutes, and when the Issuer I Convertible Securities are executed in accordance with Indenture I, the Issuer I Convertible Securities and the related guarantees of the Guarantor endorsed thereon will constitute, legal, valid, binding and enforceable obligations of Issuer I and/or the Guarantor; and

6.2                            Indenture III constitutes, and when the Issuer III Convertible Securities are executed in accordance with Indenture III, the Issuer III Convertible Securities and the related guarantees of the Guarantor endorsed thereon will constitute, legal, valid, binding and enforceable obligations of Issuer III and/or the Guarantor.

7                                      The term “enforceable” as used above means that the obligations assumed by the relevant party under the relevant document are of a type which the English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

7.1                            Enforcement may be limited by (a) bankruptcy, insolvency and liquidation law, (b) laws relating to reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

7.2                            Enforcement may be limited by general principles of equity - for example, equitable remedies may not be available where damages are considered to be an adequate remedy.

7.3                            Claims may become barred under the Limitation Act 1980 or may be or become subject to set-off or counterclaim.

7.4                            If the performance of the payment obligations of Issuer I, Issuer III or the Guarantor under any Convertible Securities (or under the Indentures in respect of such Convertible Securities) in respect of which the subscription moneys, interest and principal are not all payable in the same currency is contrary to the exchange control regulations of any country in whose currency such amounts are payable, those obligations may be unenforceable in England by reason of Section 2(b) of Article VIII of the International Monetary Fund Agreement and the Bretton Woods Agreements Order in Council 1946.

8                                      This opinion is subject to the following:

8.1                            It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the registration statement of the Guarantor, Credit Suisse AG, Issuer I, Issuer III and Credit Suisse (USA), Inc. filed with the SEC on 23 March 2012 (the “Registration Statement”), or that no material facts have been omitted from it.

8.2                            We express no opinion as to compliance or otherwise with the limitation on the maximum aggregate nominal amount of the Convertible Securities which may be issued under the Shelf.

8.3                            We express no opinion as to the provisions of Article 11 of Indenture I and the provisions of Article 11 of Indenture III which are expressed to be governed by and construed in accordance with the laws of the Island of Guernsey, the provisions of Article 12 of Indenture I and the provisions of Article 12 of Indenture III which are expressed to be governed and construed in accordance with the laws of Switzerland and all provisions of the United States Trust Indenture Act which are included or deemed to be included in the Indentures.

8.4                            To the extent it relates to United Kingdom stamp duties, any undertaking or indemnity given by Issuer I, Issuer III or the Guarantor may be void under Section 117 of the Stamp Act 1891.

8.5                            A certificate, determination, notification, minute or opinion might be held by the English courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary.

8.6                            An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances - for example, if proceedings are brought elsewhere.

8.7                            The effectiveness of provisions relating to the choice of law to govern non-contractual obligations will be subject, where applicable, to Regulation (EC) No 864/2007 of the European Parliament and of the Council on the law applicable to non-contractual obligations (the “Rome II Regulation”). The effectiveness of such provisions in situations where the Rome II Regulation does not apply is uncertain.

8.8                            Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

8.9                            An English court may refuse to give effect to any provision of an agreement which amounts to an indemnity in respect of the costs of unsuccessful litigation brought before an English court or where the court has itself made an order for costs.

9                                      This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents and opinions referred to in the Schedule to this opinion and on the basis of English law in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in English law after the date of this opinion.

10                               This opinion is addressed to you solely for your benefit in connection with the Shelf. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

11                               We hereby consent to the filing of this opinion as an exhibit to, and the reference to us made under the heading “Legal Matters” in, the Registration Statement. In giving this consent we do not admit that we are within the category of persons whose consent is required within section 7 of the Securities Act or the rules and regulations of SEC thereunder.

Yours faithfully

/s/ LINKLATERS LLP

Linklaters LLP

SCHEDULE

1                                      Senior or Subordinated Guaranteed Convertible Securities Indenture filed with SEC on 16 May 2011 as an exhibit to the Registration Statement between Issuer I, the Guarantor and HSBC Bank USA, N.A. relating to the Shelf (“Indenture I”).

2                                      Senior or Subordinated Guaranteed Convertible Securities Indenture filed with SEC on 16 May 2011 as an exhibit to the Registration Statement between Issuer III, the Guarantor and HSBC Bank USA, N.A. relating to the Shelf (“Indenture III” and, together with Indenture I, the “Indentures”).

3                                      Copies of the opinions dated 23 March 2012 of Homburger AG, Swiss Counsel to the Issuer and the Guarantor, and Carey Olsen, Guernsey Counsel to the Issuer.